Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between MEDNAX SERVICES, INC., a Florida corporation (“Employer”) and VIVIAN LOPEZ-BLANCO (“Employee”) effective as the Effective Date.

RECITALS

WHEREAS, Employer is presently engaged in “Employer’s Business” as defined on Exhibit A hereto; and

WHEREAS,    Employer and Employee previously entered in an Employment Agreement dated May 27, 2010, as amended (the “Prior Employment Agreement”), which will be allowed to expire by its terms on May 26, 2018 and will not be renewed; and

WHEREAS,    Employer desires to employ Employee and benefit from Employee’s contributions to Employer; and

WHEREAS, in order to induce Employer to enter into this Agreement on the terms and conditions set forth herein (including an increase in compensation over what was provided under the Prior Employment Agreement), and disclose its trade secrets and confidential information in connection with Employee’s employment by Employer and award from time to time equity based compensation, Employee hereby agrees to be bound by the terms of this Agreement, including the arbitration, non-competition and related restrictive covenants set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.    Employment.

1.1.    Employment and Term. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer on the terms and conditions set forth herein for an “Initial Term” commencing February 12, 2018 (the “Effective Date”) and continuing for a period of three (3) years, unless sooner terminated as hereinafter set forth. Thereafter, the employment of Employee hereunder shall automatically renew for successive one (1) year periods until terminated in accordance herewith. The Initial Term and any automatic renewals shall be referred to as the “Employment Period.”

1.2.    Duties of Employee. During the Employment Period, Employee shall serve as Chief Financial Officer and Treasurer of Employer and MEDNAX, Inc., a Florida corporation and parent corporation of the Employer (“Mednax”) and perform such duties as are customary to the position Employee holds or as may be assigned to Employee from time to time by Mednax’s Chief Executive Officer or President (“Employee’s Supervisor”); provided, that such duties as assigned shall be customary to Employee’s role as an executive officer of Employer and Mednax. Employee’s employment shall be full-time and as such Employee agrees to devote substantially all of

Employee’s attention and professional time to the business and affairs of Employer and Mednax. Employee shall perform Employee’s duties honestly, diligently, competently, in good faith and in the best interest of Employer and Mednax. Employee will devote best efforts to the promotion of the goodwill of Employer and Mednax and of their employees and affiliates. During the Employment Term, Employer shall promote the proficiency of Employee by, among other things, providing Employee with Confidential Information, specialized professional development programs, and information regarding the organization, administration and operation of Employer. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Employer (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Employer. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on civic or charitable boards or committees, or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities have been approved by Employer’s General Counsel and do not interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement, including the restrictions of Section 8 hereof.

1.3.    Place of Performance. Employee shall be based at Employer’s offices located in Sunrise, Florida, except for required travel relating to Employer’s Business.

2.    Base Salary and Performance Bonus.

2.1.    Base Salary. Employee shall be paid an annual base salary as determined by the Compensation Committee (“Compensation Committee”) of the MEDNAX, Inc. Board of Directors (the “Board”) from time to time (the “Base Salary”), payable in installments consistent with Employer’s customary payroll schedule and subject to applicable withholding for taxes and other Employee directed withholdings. The Compensation Committee shall review the amount of Employee’s Base Salary on an annual basis no later than ninety (90) days after the beginning of Employer’s fiscal year. Any change to Employee’s Base Salary that is approved by the Compensation Committee shall become Employee’s new Base Salary for purposes of this Agreement.

2.2.    Performance Bonus. Employee shall be eligible for an annual bonus in accordance with the incentive programs approved from time to time by the Compensation Committee, which programs shall contemplate a target bonus payment of at least the amount set forth on Exhibit B (the “Performance Bonus”) based upon the fulfillment of reasonable performance objectives set by the Compensation Committee. Except in the situations described in Sections 5.2, 5.3, 5.4, 5.5 and 5.7, the Performance Bonus shall only be payable to Employee if Employee is employed with Employer as of the date that the Performance Bonus is paid by Employer. Each Performance Bonus shall be paid in the calendar year immediately following the calendar year in which it is earned, as soon as practicable after the audited financial statements for Employer for the year for which the bonus is earned have been released; provided, however, that if calculation of Employee’s Performance Bonus is not administratively practicable due to events beyond the control of Employer, then Employer may delay payment of the Performance Bonus provided that the payment is made during the first taxable year of Employee in which the calculation of the amount of the payment is administratively practicable.

3.    Benefits.

3.1.    Expense Reimbursement. Employer shall promptly reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee during the Employment Period on behalf of or in connection with Employer’s Business pursuant to the reimbursement standards and guidelines of Employer in effect from time to time, including reimbursement for appropriate professional organizations. Employee shall account for such expenses and submit reasonable supporting documentation to Employer in accordance with Employer’s policies in effect from time to time.

3.2    Employee Benefits. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, retirement savings and other fringe benefit plans and programs (subject to the terms and conditions of such plans and programs) as may be provided from time to time to employees of Employer and to the extent that such plans and programs are applicable to other similarly situated employees of Employer.

3.3.    Leave Time. During the Employment Period, Employee shall be entitled to paid vacation and leave days each calendar year in accordance with the leave policies established by Employer from time to time, but in no event less than thirty-eight (38) days per year. Any leave time not used during each fiscal year of Employer may be carried over into the next year to the extent permitted by Employer policy.

3.4    Equity Plans. During the Employment Period, Employee shall be eligible to participate in Mednax’s Amended and Restated 2008 Incentive Compensation Plan, as amended, or any other similar plan adopted by Mednax (each an “Equity Plan”) that provides for the issuance of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, awards payable in stock or any other stock based award (each an “Equity Award”). Employee’s stock-based award each year shall be determined by the Compensation Committee based on Employee’s performance and Employer’s performance during the immediately preceding year and shall be at least consistent with the Compensation Committee’s determination of Employee’s stock-based award in prior years. Every Equity Award made to Employee shall be subject to the terms and conditions of this Agreement, the applicable award agreement and the terms of the Equity Plan. Employee shall also be eligible to participate in Mednax’s non-qualified employee stock purchase plan and any successor plan. Employee acknowledges Employee’s participation in the Equity Plan pursuant to this Section 3 is sufficient consideration for Employee to enter into this Agreement, including the restrictive covenants set forth in Section 8 below.

4.    Termination.

4.1.    Termination for Cause. Employer may terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean:

(a)    Any act or omission of Employee, which is materially contrary to the business interests, reputation or goodwill of Employer;

(b)    A material breach by Employee of Employee’s obligations under this Agreement, which breach is not promptly remedied upon written notice from Employer;

(c)    Employee’s refusal to perform Employee’s duties as assigned pursuant to this Agreement other than a refusal which is remedied by Employee promptly after receipt of written notice thereof by Employer; or

(d)    Employee’s failure or refusal to comply with a reasonable policy, standard or regulation of Employer in any material respect, including but not limited to Employer’s sexual harassment, other unlawful harassment, workplace discrimination or substance abuse policies.

The termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.1 shall be the date specified by Employer in a written notice to Employee of finding of Cause, which may not be retroactive. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.1, Employee shall be entitled to the compensation specified in Section 5.1 hereof.

4.2.    Disability. Employer may terminate Employee’s employment under this Agreement upon the Disability (as defined below) of Employee. Subject to the requirements of applicable law, Employee shall be deemed to have a “Disability” for purposes of this Agreement in the event of (i) Employee’s inability to perform Employee’s duties hereunder, with or without a reasonable accommodation, as a result of physical or mental illness or injury, and (ii) a determination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld) that Employee is currently unable to perform such duties and in all reasonable likelihood such inability will continue for a period in excess of an additional ninety (90) or more days in any one hundred twenty (120) day period. The termination date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by Employer in a notice to Employee, which date shall not be retroactive. Upon any termination of this Agreement pursuant to this Section 4.2, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.2 hereof.

4.3.    Death. Employee’s employment under this Agreement shall terminate automatically upon the death of Employee, without any requirement of notice by Employer to Employee’s estate. The date of Employee’s death shall be the termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.3. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.3, Employee shall be entitled to the compensation specified in Section 5.3 hereof.

4.4.    Termination by Employer Without Cause. Employer may terminate Employee’s employment without cause by giving Employee written notice of such termination. The termination date shall be the date specified by Employer in such notice, which may be up to ninety (90) days from the date of such notice. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.4, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.4 hereof.

4.5.    Termination by Employee Due to Poor Health. Employee may terminate Employee’s employment under this Agreement upon written notice to Employer if Employee’s health should become impaired to any extent that makes the continued performance of Employee’s duties under this Agreement hazardous to Employee’s physical or mental health or Employee’s life (regardless of whether such condition would be deemed a Disability under any other Section of this Agreement), provided that Employee shall have furnished Employer with a written statement from a qualified doctor to that effect, and provided further that, at Employer’s written request and expense, Employee shall submit to a medical examination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld), which doctor shall substantially concur with the conclusions of Employee’s doctor. The termination date shall be the date specified in Employee’s notice to Employer, which date may not be earlier than thirty (30) days nor later than ninety (90) days from Employer’s receipt of such notice. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.5, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.5 hereof.

4.6.    Termination by Employee. Employee may terminate Employee’s employment under this Agreement for any reason whatsoever upon not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice from Employee, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such ninety (90) day period. The termination date under this Section 4.6 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.6, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.6 hereof.

4.7.    Termination by Employee for Good Reason. Employee may terminate Employee’s employment hereunder for Good Reason. For purposes of this Section, “Good Reason” shall mean:

(a)     a decrease in Employee’s Base Salary;

(b)     a decrease in the Performance Bonus potential utilized by Employer in determining a Performance Bonus for Employee; or

(c)    within a twenty-four (24) month period after a Change in Control (as defined below), Employee is either (i) assigned any position, duties, responsibilities or compensation that is inconsistent with the position, duties, responsibilities or compensation of Employee prior to such Change in Control, (ii) required to report to any person other than the President or Chief Executive Officer of Employer in place just prior to the Change in Control (unless Employee becomes Chief Executive Officer of Employer or its equivalent and reports directly to the Board, as defined below), or (iii) required to perform services under this Agreement from another location more than twenty-five (25) miles from Employee’s location prior to the Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of Mednax’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”), (ii) a merger or other form of corporate reorganization of Mednax resulting in an actual or de facto 50% Change in Control, or (iii) the failure of Applicable Directors (defined below) to constitute a majority of the Board during any two (2) consecutive year period after the date of this Agreement (the “Two-Year Period”). “Applicable Directors” shall mean those individuals who are members of the Board at the inception of a Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence; or

(d)    the assignment to Employee of any position inconsistent with the present position Employee holds, or material diminution in Employee’s authority, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice; or

(e)    the requirement by Employer that Employee be based in any office or location outside of the metropolitan area where Employer’s present corporate offices are located (it being understood that Employee may be presently based at another location), except for travel reasonably required in the performance of Employee’s duties.

(f)    any other action or inaction that constitutes a material breach of this Agreement by Employer.

If Employee desires to terminate Employee’s employment under this Agreement pursuant to this Section, Employee must, within ninety (90) days after the occurrence of events giving rise to the Good Reason, provide Employer with a written notice describing the Good Reason in reasonable detail. If Employer fails to cure the matter cited within thirty (30) days after the date of Employee’s notice, then this Agreement shall terminate as of the end of such thirty (30) day cure period, provided, however, that Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such thirty (30) day cure period. If Employee terminates Employee’s employment under this Agreement pursuant to this Section 4.7, then Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.7 hereof.

5.    Compensation and Benefits Upon Termination.

5.1.    Cause. If Employee’s employment is terminated for Cause, Employer shall pay Employee’s Base Salary through the termination date specified in Section 4.1 at the rate in effect at the termination date. Upon payment of such amounts, plus any amounts as may be due under Section 5.8 below, Employer shall have no further obligation to Employee under this Agreement.

5.2.    Disability. In the event of Employee’s Disability, Employee shall continue to receive Employee’s Base Salary for the first ninety (90) days of Disability. Thereafter, payments, if any, shall be administered pursuant to Employer’s sponsored long-term disability policy. If Employee’s employment is terminated pursuant to Section 4.2 in connection with Employee’s Disability, Employee shall receive fifty percent (50%) of Employee’s annual Base Salary at the rate in effect at the termination date, payable in six (6) equal monthly installments after the termination date, plus a bonus calculated in accordance with Section 5.11 and any amounts as may be due under Section 5.8 and 5.9.

5.3.    Death. Upon Employee’s death during the Employment Period, Employer shall pay to the person or entity designated by Employee in a notice filed with Employer or, if no person is designated, to Employee’s estate any unpaid amounts of Base Salary to the date of Employee’s death, plus any amounts as may be due under Sections 5.8 and 5.11 below. Any payments Employee’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension plan, employee welfare benefit plan, life insurance policy, or similar plan or policy then maintained by Employer shall be determined and paid in accordance with the written instruments governing the respective plans and policies. In the event of Employee’s death during the Employment Period, Employer shall notify Employee’s designee or estate of the Equity Awards held by Employee and the procedures pursuant to which all vested stock options may be exercised and other Equity Awards may be realized under the terms applicable to such awards. Upon full payment of all amounts required to be paid under this Section 5.3, Employer shall have no further obligation under this Agreement.

5.4.    Termination by Employer Without Cause. If Employer terminates Employee’s employment in accordance with Section 4.4, then (i) Employer shall pay Employee’s Base Salary through the termination date specified in Section 4.4 at the rate in effect at such termination date, plus any amount due under Section 5.8 hereof; (ii) within thirty (30) days, pay Employee a bonus calculated in accordance with Section 5.11 hereof; (iii) Employer shall continue to pay Employee’s monthly Base Salary for a period of eighteen (18) months after the termination date; (iv) within thirty (30) days of the first (1st) anniversary of the termination date, pay Employee an amount equal to Employee’s Average Annual Performance Bonus (as defined below); and (v) if applicable, Employee shall vest into the Accelerated Awards (as defined below) as set forth in Section 5.14 hereof. For purposes of this Agreement, “Average Annual Performance Bonus” shall be equal to the average of the percentage of the Performance Bonus target achieved by Employee for the three (3) full calendar years prior to the termination date, and calculated based on Employee’s Base Salary and target Performance Bonus in Employee’s current position. For illustration purposes, if Employee earned 40%, 100% and 70% of Employee’s target Performance Bonus in each of the three full calendar years prior to termination, and Employee’s current target Performance Bonus was 100% of Base Salary, and Base Salary was $450,000.00, then Employee’s Average Annual Performance Bonus would equal $315,000.00. ((40%+ 100% + 70%) / 3 x 100% x $450,000.00 = $315,000.00). Upon payment of the amounts specified under Sections 5.4 and 5.11, Employer shall have no further obligation under this Agreement.

5.5.    Termination by Employee Due to Poor Health. If Employee terminates Employee’s employment under this Agreement pursuant to Section 4.5 hereof, Employer shall pay to Employee any unpaid amounts of Base Salary to the termination date specified in Section 4.5, plus any disability payments otherwise payable by or pursuant to plans provided by Employer, plus any amounts as may be due under Section 5.8 and 5.11 below.

5.6.    Termination by Employee. If Employee’s employment under this Agreement terminates pursuant to Section 4.6 hereof, Employer shall pay to Employee any unpaid amounts of Base Salary to the termination date specified in Section 4.6, plus any amounts as may be due under Section 5.8 below. In the event that the termination date specified by Employer is less than ninety (90) days after the date of Employer’s receipt of notice as contemplated by Section 4.6, then Employer shall continue Employee’s Base Salary for a period of days equal to ninety (90) minus the number of days from Employee’s notice to the termination date.

5.7.    Termination for Good Reason. If Employee’s employment under this Agreement is terminated pursuant to Sections 4.7(a), (b), (d), (e), or (f), then Employer shall (i) pay Employee’s Base Salary through the termination date specified in Section 4.7 at the rate in effect at such termination date, (ii) pay any amounts as may be due under Section 5.8 and 5.11, and (iii) continue to pay Employee’s Base Salary for a period of twelve (12) months after the termination date. If this Agreement is terminated pursuant to Section 4.7(c), then Employer shall (i) pay Employee’s Base Salary through the termination date specified in Section 4.7 at the rate in effect at such termination date, (ii) pay any amounts as may be due under Sections 5.8 and 5.11, and (iii) continue to pay Employee’s Base Salary for a period of eighteen (18) months after the termination date. In addition, notwithstanding any contrary provision in any Equity Plan, in the event of Employee’s termination pursuant to Section 4.7(c), any unvested Equity Awards held by Employee on the termination date shall fully vest and in the case of stock options, become immediately exercisable.

5.8.    Expense Reimbursement. Employee shall be entitled to reimbursement for reasonable business expenses incurred prior to the termination date, subject, however to the provisions of Section 3.1. Such reimbursement shall be made at the times and in accordance with Employer’s normal procedures for reimbursements.

5.9.    Continuation of Benefit Plans. Employee shall be entitled to continuation of health, medical, hospitalization and other similar health insurance programs on the same basis as regular, full-time employees of Employer and their eligible dependents during the period that Employee is receiving Base Salary payments under Section 5 of this Agreement and, in all cases, as provided by any applicable law. Following such period of continued benefit plan coverage, Employee and each of her eligible dependents shall be entitled to elect for continuation of coverage provided pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, 29 USC §1101 (“COBRA”).

5.10    Period for Exercising Stock Options After Termination. Except as to incentive stock options granted in accordance with Section 422 of the Internal Revenue Code, after termination of Employee’s employment under this Agreement for any reason other than pursuant to Section 4.1, Employee shall be allowed a period of one hundred eighty (180) days during which to exercise any vested options to purchase Mednax’s common stock or vested stock appreciation rights and realize any other vested Equity Awards that may be granted or made under any Equity Plan; provided, however, that in no event shall the period during which Employee may exercise any vested stock option or vested stock appreciation right be extended pursuant to this Section 5.10 to a date that is later than the earlier of (i) the latest date upon which the stock right could have expired by its original terms under any circumstances or (ii) the tenth (10th) anniversary of the original date of grant of the stock right. In all other respects, the terms of the applicable Equity Plan shall control the terms and conditions of any Equity Awards.

5.11.    Performance Bonus. In the situations described in Sections 5.2, 5.3, 5.4, 5.5 and 5.7, upon termination of this Agreement, Employee will be paid, solely in consideration of services rendered by Employee prior to termination, a bonus with respect to Employer’s fiscal year in which the termination date occurs, equal to the Performance Bonus, if any, that would have been payable to Employee, based on Employee and Employer meeting certain goals and objectives, for the fiscal year if Employee’s employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by three hundred sixty five (365). The amount of the Post-Termination Performance Bonus paid in the situations described in Sections 5.2, 5.3, 5.4 5.5 and 5.7 shall be determined in good faith by Employer in its sole discretion at the time that Employer distributes bonuses to similarly situated employees. Any amount payable under this Section 5.11 shall be paid to Employee when Employer pays performance bonuses to its eligible employees, which shall be in the calendar year following the termination date of this Agreement. In addition, in the situations described in Section 5.7, Employee will be paid, solely in consideration of services rendered by Employee prior to termination, an additional bonus with respect to Employer’s fiscal year in which the termination date occurs, equal to the greater of Employee’s Average Annual Performance Bonus (as defined in Section 5.4) or Employee’s bonus for the year immediately preceding Employee’s termination. Such additional bonus shall be payable to Employee within ninety (90) days of Employee’s termination date pursuant to Section 4.7.

5.12.    Section 409A Compliance.

(a)    General. It is the intention of both Employer and Employee that the benefits and rights to which Employee could be entitled in connection with termination of employment comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or Employer believes, at any time, that any such benefit or right does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on Employee and on Employer).

(b)    Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service”, within the meaning of Section 409A.

(c)    6 Month Delay for Specified Employees.

(i)    If Employee is a “specified employee”, then no payment or benefit that is payable on account of Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii)    For purposes of this provision, Employee shall be considered to be a “specified employee” if, at the time of her or her separation from service, Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of Employer (or any person or entity with whom Employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iii)    Unless otherwise required to comply with Section 409A, a payment or benefit shall not be deferred pursuant to this provision if:

(x)    it is not made on account of Employee’s “separation from service”, (y) it is required to be paid no later than within 2 1/2 months after the end of the taxable year of Employee in which the payment or benefit is no longer subject to a “substantial risk of forfeiture”, as that term is defined for purposes of Section 409A, or (z) the payment satisfies the following requirements: (A) it is being paid or provided due to Employer’s termination of Employee’s employment without Cause (Section 4.4) or Employee’s termination of employment after a Change in Control for the reasons set forth in Section 4.7 hereof, (B) it does not exceed two times the lesser of (1) Employee’s annualized compensation from Employer for the calendar year prior to the calendar year in which the termination of Employee’s employment occurs, and (2) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment terminates, and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which Employee incurs a “separation from service”.

(d)    No Acceleration of Payments. Neither Employer nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)    Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)    Reimbursements and In-Kind Benefits.

(i)    Any reimbursements by Employer to Employee of any eligible expenses pursuant to Section 3.1 or 5.8 of this Agreement, that are not excludible from Employee’s income for Federal income tax purposes (“Taxable Reimbursements”) shall be made on or before the last day of the taxable year of Employee following the year in which the expense was incurred.

(ii)    The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Employee under this Agreement, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.

(iii)    The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

5.13.    Release. Employer shall provide Employee with a general release in the form attached as Exhibit C (subject to such modifications as Employer may reasonably request) within seven (7) days after Employee’s termination date. Payments or benefits to which Employee may be entitled pursuant to this Section 5 (other than any accrued but unpaid Base Salary and employee benefits as of the end of the Employment Period) (the “Severance Amounts”) shall be conditioned upon Employee executing the general release within 21 days after receiving it from Employer and the general release becoming irrevocable upon the expiration of 7 days following the Employee’s execution of it. Payment of the Severance Amounts shall be suspended during the period (the “Suspension Period”) that begins on Employee’s termination date and ends on the date (“Suspension Termination Date”) that is thirty-five (35) days after Employee’s termination date; provided, however, that this suspension shall not apply, and Employer shall be required to provide, any continued health insurance coverage that would be required under Section 5.9 hereof during the Suspension Period. If Employee executes the general release and the general release becomes irrevocable by no later than the Suspension Termination Date, then payment of any Severance Amounts that were suspended pursuant to this provision shall be made in the first payroll period that follows the Suspension Termination Date, and any Severance Amounts that are payable after the Suspension Termination Date shall be paid at the times provided in Section 5.

5.14.    Vesting of Incentive Awards. Notwithstanding any contrary provision in this Agreement or any Equity Plan then maintained by Mednax:

(a) all Equity Awards granted to Employee by Mednax prior to termination of this Agreement shall continue to vest until fully vested following a termination of Employee’s employment pursuant to Section 4.2, 4.3, and 4.5; and

(b) in the event of a Change in Control after the date of this Agreement:

(i)    if, prior to the one (1) year anniversary of the effective date of such Change in Control, the employment by Mednax or its affiliates or successors of both Roger J. Medel, M.D. and Joseph M. Calabro is terminated for any reason, or they both no longer hold the positions they held just prior to the Change in Control (and neither holds the top executive position in the company), then the Equity Awards granted to the Employee that are outstanding (the “Accelerated Awards”) shall become fully vested and payable to the Employee on the first anniversary of the effective date of such Change in Control; provided, however, that any portion of the Accelerated Awards that is scheduled to become vested and payable pursuant to its terms prior to the first anniversary of such Change in Control shall become vested and payable to the Employee pursuant to its terms; and

(ii)     if, after the one (1) year anniversary of the effective date of such Change in Control, the employment by Mednax or its affiliates or successors of both Roger J. Medel, M.D. and Joseph M. Calabro is terminated for any reason, or they both no longer hold the positions they held just prior to the Change in Control (provided that neither holds the top executive position in the company), then the Accelerated Awards shall become fully vested and payable to the Employee on the one (1) year anniversary of the termination date, or date of the change in position of Roger J. Medel, M.D. or Joseph M. Calabro, whichever termination date or date in change of position is later; provided, however, that any portion of the Accelerated Awards that is scheduled to become vested and payable pursuant to its terms prior to the one (1) year anniversary of such termination date or date of change in position shall become vested and payable to the Employee pursuant to its terms;

provided in the case of both clauses (i) and (ii) above, that the Employee remains in Continuous Service (as defined in the applicable Equity Plan) from the date of this Agreement through the date on which such Accelerated Awards would vest pursuant to clauses (i) or (ii) above, as applicable.

(iii)    if at any time after a Change in Control after the date of this Agreement, Employee’s employment is terminated pursuant to Section 4.4 or 4.7(a),(b)(d) (e) or (f), then all of the Accelerated Awards will be fully vested and exercisable as of the effective date of such termination.

Notwithstanding anything to the contrary in this Agreement, the Equity Plans or the Equity Awards, in the event of a Change in Control immediately following which neither the common stock of Mednax nor the common equity of its successor, parent or subsidiary is listed for trading on a national securities exchange (a “Going Private Transaction”), then all unvested Equity Awards granted to the Employee shall be adjusted so that in lieu of the Employee’s right to receive shares of common stock of Mednax pursuant to the terms of such Equity Awards, the Employee shall be entitled to receive, for each share of common stock of Mednax that Employee would otherwise be entitled to receive pursuant to such Equity Awards, an amount of cash equal to the amount per share of common stock of Mednax paid to the shareholders of Mednax in such Going Private Transaction, as determined by the Compensation Committee of the Board in its sole discretion, in each case consistent with the vesting schedule of such Equity Awards and shall remain subject to the acceleration provisions set forth in this Section 5.14.

6.    Successors; Binding Agreement.

6.1.    Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of Employer’s voting common stock or any other successor to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place and Employee hereby consents to any such assignment. In such event, “Employer” shall mean Employer as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Section shall not limit Employee’s ability to terminate this Agreement in the circumstances described in Section 4.7 in the event of a Change in Control.

6.2.    Benefit. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die after the termination date and amounts would have been payable to Employee under this Agreement if Employee had continued to live, including under Section 5 hereof, then such amounts shall be paid to Employee’s devisee, legatee, or other designee or, if there is no such designee, Employee’s estate.

7.    Conflicts with Prior Employment Contract. Except as otherwise provided in this Agreement with respect to the May 26, 2018 expiration of the Prior Employment Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

8.    Restrictive Covenants; Confidential Information; Work Product; Injunctive Relief.

8.1.    No Material Competition. Employer and Employee acknowledge and agree that a strong relationship and connection exists between Employer and its current and prospective patients, referral sources, and customers as well as the hospitals and healthcare facilities at which it provides professional services. Employer and Employee further acknowledge and agree that the restrictive covenants described in this Section are designed to enforce, and are ancillary to or part of, the promises contained in this Agreement and are reasonably necessary to protect the legitimate interests of Employer in the following: (1) the use and disclosure of the Confidential Information as described in Section 8.4; (2) the professional development activities described in Section 1.2; and (3) the goodwill of the Employer, as promoted by Employee as provided in Section 1.2. The foregoing listing is by way of example only and shall not be construed to be an exclusive or exhaustive list of such interests. Employee acknowledges that the restrictive covenants set forth below are of significant value to Employer and were a material inducement to Employer in agreeing to the terms of this Agreement. Employee further acknowledges that the goodwill and other proprietary interest of Employer will suffer irreparable and continuing damage in the event Employee enters into competition with Employer in violation of this Section.

Therefore, Employee agrees that, except with respect to services performed under this Agreement on behalf of Employer, Employee shall not, at any time during the Restricted Period (as defined below), for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever, if such entity or its affiliates is engaged in, directly or indirectly, “Employer’s Business,” as defined on Exhibit A hereto. Employee acknowledges that, as of the date hereof, Employee’s responsibilities will include matters affecting the businesses of Employer listed on Exhibit A. For purposes of this Section 8, the “Restricted Period” shall mean the Employment Period plus (i) eighteen (18) months in the event this Agreement is terminated pursuant to Sections 4.1, 4.7(a), 4.7(b), 4.7(d), 4.7(e), or 4.7(f) or (ii) twenty-four (24) months in the event the Agreement is terminated for any other reason.

8.2.    No Hire. Employee further agrees that Employee shall not, at any time during the Employment Period and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, employ, or knowingly permit any company or business directly or indirectly controlled by Employee to employ or otherwise engage (a) any person who is a then current employee or independent contractor of Employer or one of its affiliates, or (b) any person who was an employee or independent contractor of Employer or one of its affiliates in the prior six (6) month period, or in any manner seek to induce such persons to leave his or her employment or engagement with Employer or one of its affiliates (including without limitation for or on behalf of a subsequent employer of Employee).

8.3 Non-solicitation. Employee further agrees that Employee shall not, at any time during the Employment Period and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, solicit or accept business from or take any action that would interfere with, diminish or impair the valuable relationships that Employer or its affiliates have with (i) hospitals or other health care facilities with which Employer or its affiliates have contracts to render professional services or otherwise have established relationships, (ii) patients, (iii) referral sources, (iv) vendors, (v) any other clients of Employer or its affiliates, or (vi) prospective hospitals, patients, referral sources, vendors or clients whose business Employee was aware that Employer or any affiliate of Employer was in the process of soliciting at the time of Employee’s termination (including potential acquisition targets).

8.4.    Confidential Information. At all times during the term of this Agreement, Employer shall provide Employee with access to “Confidential Information.” As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Employee, applicable to or in any way related to: (i) patients with whom Employer has a physician/patient relationship; (ii) the present or future business of Employer; or (iii) the research and development of

Employer. Without limiting the generality of the foregoing, Confidential Information includes: (a) the development and operation of Employer’s medical practices, including information relating to budgeting, staffing needs, marketing, research, hospital relationships, equipment capabilities, and other information concerning such facilities and operations and specifically including the procedures and business plans developed by Employer for use at the hospitals where Employer conducts its business; (b) contractual arrangements between the Employer and insurers or managed care associations or other payors; (c) the databases of Employer; (d) the clinical and research protocols of Employer, including coding guidelines; (e) the referral sources of Employer; (f) other confidential information of Employer that is not generally known to the public that gives Employer the opportunity to obtain an advantage over competitors who do not know or use it, including the names, addresses, telephone numbers or special needs of any of its patients, its patient lists, its marketing methods and related data, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, accounting ledgers and financial statements, contracts and licenses, business systems, business plan and projections, and computer programs. The parties agree that, as between them, this Confidential Information constitutes important, material, and confidential trade secrets that affect the successful conduct of Employer’s business and its goodwill. Employer acknowledges that the Confidential Information specifically enumerated above is special and unique information and is not information that would be considered a part of the general knowledge and skill Employee has or might otherwise obtain.

Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was known by Employee from a third party source before disclosure by or on behalf of Employer, (ii) becomes available to Employee from a source other than Employer that is not, to Employee’s knowledge, bound by a duty of confidentiality to Employer, (iii) becomes generally available or known in the industry other than as a result of its disclosure by Employee, or (iv) has been independently developed by Employee and may be disclosed by Employee without breach of this Agreement, provided, in each case, that the Employee shall bear the burden of demonstrating that the information falls under one of the above-described exceptions.

Employee agrees that the terms of this Agreement shall be deemed Confidential Information for purposes of this Section. Employee shall keep the terms of this Agreement strictly confidential and will not, without the prior written consent of Employer, disclose the details of this Agreement to any third party in any manner whatsoever in whole or in part, with the exception of Employee’s representatives (such as tax advisors and attorneys) who need to know such information.

Employee agrees that Employee will not at any time, whether during or subsequent to the term of Employee’s employment with Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly, use or divulge, disclose, or communicate to any person, firm or corporation, in any manner whatsoever, any Confidential Information of any kind, nature, or description, subject to applicable law. The parties agree that any breach by Employee of any term of this Section is a material breach of this Agreement and shall constitute “cause” for the termination of Employee’s employment hereunder. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or a regulatory proceeding or otherwise, Employee shall provide Employer with prompt written notice of such request or order so that Employer may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure required by law, Employee shall disclose only that portion of the Confidential Information that Employee is ordered to disclose in a legally binding subpoena, demand or similar order issued pursuant to a legal or regulatory proceeding.

All Confidential Information, and all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, in any media (including electronic or video) containing Confidential Information or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain Employer’s sole property (collectively “Employer Property”). Upon termination or expiration of this Agreement, or earlier upon Employer’s request, Employee shall promptly deliver to Employer all Employer Property, retaining none.

8.5.    Ownership of Work Product. Employee agrees and acknowledges that (i) all copyrights, patents, trade secrets, trademarks, service marks, or other intellectual property or proprietary rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for Employer and any other work product conceived, created, designed, developed or contributed by Employee during the term of this Agreement that relates in any way to Employer’s Business (collectively, the “Work Product”), shall belong exclusively to Employer and shall, to the extent possible, be considered a work made for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work made for hire owned exclusively by Employer, Employee hereby assigns to Employer all right, title, and interest worldwide in and to such Work Product at the time of its creation, without any requirement of further consideration. Upon request of Employer, Employee shall take such further actions and execute such further documents as Employer may deem necessary or desirable to further the purposes of this Agreement, including without limitation separate assignments of all right, title, and interest in and to all rights of copyright and all right, title, and interest in and to any inventions or patents and any reissues or extensions which may be granted therefore, and in and to any improvements, additions to, or modifications thereto, which Employee may acquire by invention or otherwise, the same to be held and enjoyed by Employer for its own use and benefit, and for the use and benefit of Employer’s successors and assigns, as fully and as entirely as the same might be held by Employee had this assignment not been made.

8.6.    Clearance Procedure for Proprietary Rights Not Claimed by Employer. In the event that Employee wishes to create or develop, other than on Employer’s time or using Employer’s resources, anything that may be considered Work Product but to which Employee believes Employee should be entitled to the personal benefit of, Employee agrees to follow the clearance procedure set forth in this Section. Before beginning any such work, Employee agrees to give Employer advance written notice and provide Employer with a sufficiently detailed written description of the work under consideration for Employer to make a determination regarding the work. Unless otherwise agreed in a writing signed by Employer prior to receipt, Employer shall have no obligation of confidentiality with respect to such request or description. Employer will determine in its sole discretion, within thirty (30) days after Employee has fully disclosed such plans to Employer, whether rights in such work will be claimed by Employer. If Employer determines that it does not claim rights in such work, Employer agrees to so notify Employee in writing and

Employee may retain ownership of the work to the extent that such work has been expressly disclosed to Employer. If Employer fails to so notify Employee within such thirty (30) day period, then Employer shall be deemed to have agreed that such work is not considered Work Product for purposes of this Agreement. Employee agrees to submit for further review any significant improvement, modification, or adaptation that could reasonably be related to Employer’s Business so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Employer. Clearance under this procedure does not relieve Employee of the restrictive covenants set forth in this Section 8.

8.7.    Non-Disparagement. For a period of ten (10) years after the termination of this Agreement, Employee will not, directly or indirectly, as an individual or on behalf of a firm, corporation, partnership or other legal entity, make any disparaging or negative comment to any other person or entity regarding Employer or any of its affiliates, agents, attorneys, employees, officers and directors, Employee’s work conditions or circumstances surrounding Employee’s separation from Employer or otherwise impugn or criticize the name or reputation of Employer, its affiliates, agents, attorneys, employees, officers or directors, orally or in writing.

8.8.    Review by Employee. Employee has carefully read and considered the terms and provisions of this Section 8, and having done so, agrees that the restrictions set forth in this Section 8 are fair and reasonably required for the protection of the interests of Employer. In the event that any term or provision set forth in this Section 8 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the parties hereto agree that such invalid or unenforceable term(s) or provision(s) may be severed from this Agreement without, in any manner, affecting the remaining portions hereof. Without limiting other possible remedies available to Employer, Employee agrees that injunctive or other equitable relief will be available to enforce the covenants set forth in this Section, such relief to be without the necessity of posting a bond. In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section shall be held to be invalid, overbroad, or unenforceable by an arbitration panel or a court of competent jurisdiction, the parties hereto agree that such invalid, overbroad, or unenforceable provision(s) may be modified or severed from this Agreement without, in any manner, affecting the remaining portions of this Section 8 (all of which shall remain in full force and effect). In the event that any provision of this Section 8 related to time period or areas of restriction shall be declared by an arbitration panel or a court of competent jurisdiction to exceed the maximum time period, area or activities such arbitration panel or court deems reasonable and enforceable, said time period or areas of restriction shall be deemed modified to the minimum extent necessary to make the geographic or temporal restrictions or activities reasonable and enforceable.

8.9.    Survival. The provisions of this Section 8 shall survive the termination of this Agreement and Employee’s employment with Employer. The provisions of this Section 8 shall apply during the time Employee is receiving Disability payments from Employer as a result of a termination of this Agreement pursuant to Section 4.2 hereof. In the event of a breach of this Section 8 by Employee, Employer retains the right to terminate any continuing payments to Employee provided for in Section 5 of this Agreement. The provisions of this Section 8 are expressly intended to benefit and be enforceable by other affiliated entities of Employer, who are express third party beneficiaries hereof. Employee shall not assist others in engaging in any of the activities described in the foregoing restrictive covenants.

9.    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof shall be finally determined by binding arbitration before a three member panel, consisting of one member selected by each party hereto, with the third member selected by the first two arbitrators. Each party hereto shall bear the costs of its own nominee, and shall share equally the cost of the third arbitrator and the parties agree that the costs of arbitration shall not be subject to reapportionment by the arbitration panel. The arbitration proceedings shall be held in Sunrise, Florida, unless otherwise mutually agreed by the parties, and shall be conducted in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes then in effect. Judgment on the award rendered by the arbitration panel may be entered and enforced by any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if the Employer shall require immediate injunctive relief, then the Employer shall be entitled to seek such relief in any court having jurisdiction, and if the Employer elects to do so, the Employee hereby consents to the jurisdiction of the state and federal courts sitting in the State of Florida and to the applicable service of process. Employee hereby waives and agrees not to assert, to the fullest extent permitted by applicable law, any claim that (i) Employee is not subject to the jurisdiction of such courts, (ii) Employee is immune from any legal process issued by such courts and (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. Any such arbitration shall be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrators.

10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.

11.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:	If to Employee:

Mednax Services, Inc.	Vivian Lopez-Blanco
1301 Concord Terrace	c/o Mednax Services, Inc.
Sunrise, FL 33323	1301 Concord Terrace
Attention: General Counsel	Sunrise, FL 33323

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

12.    Benefits: Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, Employee may not assign the rights or benefits hereunder without the prior written consent of Employer.

13.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

14.    Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15.    Damages. Nothing contained herein shall be construed to prevent Employer or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of a breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other, whether such costs and fees are incurred in a court of original jurisdiction or one or more courts of appellate jurisdiction.

16.    No Third Party Beneficiary. Except as provided in Section 8.9, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, Employee’s heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other employment agreement between Employer and Employee.

17.    Assignment. This Agreement may be assigned by Employer upon notice to Employee.

The remainder of this page has been left blank intentionally.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 12th day of February, 2018, effective as of the Effective Date.

EMPLOYER:		EMPLOYEE:

MEDNAX SERVICES, INC.

By:	/s/ Manuel Kadre	By:	/s/ Vivian Lopez-Blanco
	Manuel Kadre		Vivian Lopez-Blanco
Chairman, Compensation Committee

EXHIBIT A

BUSINESS OF EMPLOYER

As of the date hereof, Employer, directly or through its affiliates, provides professional medical services and all aspects of practice management services in medical practice areas that include, but are not limited to, the following (collectively referred to herein as “Employer’s Business”):

(1) Neonatology, including hospital well baby care;

(2) Maternal-Fetal Medicine, including general obstetrics services;

(3) Pediatric Cardiology;

(4) Pediatric Intensive Care, including Pediatric Hospitalist Care;

(5) Newborn hearing screening services;

(6) Pediatric Surgery;

(7) Pediatric Emergency Medicine;

(8) Anesthesiology, critical care medicine and pain management; and

(9) Radiology and Teleradiology.

References to Employer’s Business in this Agreement shall include such other medical service lines, practice management services and other businesses in which Employer is engaged during the Employment Period; provided, that to be considered a part of Employer’s Business, Employer must have engaged in such other service line, practice management service or other business at least six (6) months prior to the termination date of this Agreement. For purposes of this Exhibit A, businesses of Employer shall include the businesses conducted by Employer’s subsidiaries, entities under common control and affiliates as defined under Rule 144 of the Securities Act of 1933, as amended. Such affiliates shall include the professional corporations and associations whose operating results are consolidated with Employer for financial reporting purposes.

Notwithstanding the foregoing, Employer acknowledges and agrees to the following exceptions and clarifications regarding the scope of Employer’s Business.

A.    Hospital Services. Employer and Employee acknowledge that, as of the date hereof, Employer does not currently operate hospitals, hospital systems or universities. Nevertheless, the businesses of hospitals, hospital systems and universities would be the same as Employer’s Business where such hospitals, hospital systems or universities provide or contract with others to provide some or all of the medical services included in Employer’s Business. Therefore, the parties desire to clarify their intent with respect to the limitations on Employee’s ability to work for or contract with others to provide services for a hospital, hospital system or university during the Employment Period and during the Restricted Period. Section 8.1 shall not be deemed to restrict Employee’s ability to work for a hospital, hospital system or university if the hospital, hospital system or university does not provide any of the medical services included in Employer’s Business. Furthermore, even if a hospital, hospital system or university provides medical services that are included in Employer’s Business, Employee may work for such hospital, hospital system or university if Employee has no direct supervisory responsibility for or involvement in the hospital’s, hospital system’s or university’s medical services that are Employer’s Business. Finally, Employer agrees that Employee may hold direct supervisory responsibility for or be involved in the medical services of a hospital, hospital system or university that are included in Employer’s Business so long as such hospital, hospital system or university is located at least ten (10) miles from a medical practice owned or operated by Employer or its affiliate. Subject to paragraph B below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into the business of operating a hospital or hospital system.

B.    De Minimus Exception. Employer agrees that a medical service line (other than those listed in items 1 through 9 above), practice management service or other business in which Employer is engaged shall not be considered to be a part of Employer’s Business if such medical service line, practice management service or other business constitutes less than Fifteen Million Dollars ($15,000,000) of Employer’s annual revenues.

C.    Certain Ownership Interests. It shall not be deemed to be a violation of Section 8.1 for Employee to: (i) own, directly or indirectly, one percent (1%) or less of a publicly-traded entity; or (ii) own, directly or indirectly, less than five percent (5%) of a privately-held business or company, if Employee is at all times a passive investor with no board representation, management authority or other special rights to control operations of such business or company.

EXHIBIT B

COMPENSATION

Performance Bonus: Up to One Hundred Percent (100%) of Employee’s Base Salary

Equity Compensation: Employee shall be eligible for equity compensation as approved by the Compensation Committee of the Board of Directors.

EXHIBIT C

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.                     (“Employee”), for herself and her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 5.[    ] of the Employment Agreement to which this release is attached as Exhibit C (the “Employment Agreement”), does hereby release and forever discharge                      (“Employer”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with Employer, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for discrimination, harassment, retaliation, tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Employee acknowledges that Employer encouraged her to consult with an attorney of her choosing, and through this General Release of Claims encourages Employee to consult with her attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that she understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that she may have as of the date hereof. Employee further understands that by signing this General Release of Claims she is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due Employee pursuant to Section 5.[    ] of the Employment Agreement, or under any of Employer’s employee benefit plans, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of Employer or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by Employer or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of Employer.

2.    Employee represents that she has not filed against the Released Parties any complaints, charges, or lawsuits arising out of her employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that she will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”).

3.    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any other agreement between Employer and Employee shall prevent Employee from filing a charge, sharing information and communicating in good faith, without prior notice to the Company, with any federal government agency having jurisdiction over the Company or its operations, and cooperating in any investigation by any such federal government agency; However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

4.    Employee hereby acknowledges that Employer has informed her that she has up to twenty-one (21) days to sign this General Release of Claims and she may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Employee also understands that she shall have seven (7) days following the date on which she signs this General Release of Claims within which to revoke it by providing a written notice of her revocation to Employer.

5.    Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

6.    Employee acknowledges that she has read this General Release of Claims, that she has been advised that she should consult with an attorney before she executes this general release of claims, and that she understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

7.    This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to Employer within seven (7) days after such execution.

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